UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 31, 2017
Date of report (Date of earliest event reported):

SUPPORT.COM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30901 (Commission File No.)	94-3282005 (I.R.S. Employer Identification No.)

900 Chesapeake Drive
Second Floor
Redwood City, CA 94063
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:
(650) 556-9440

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2017, Roop K. Lakkaraju, the Executive Vice President, Chief Financial Officer and Chief Operating Officer of Support.com, Inc. (the “Company”), announced his resignation from his position as an officer of the Company to pursue another opportunity. Mr. Lakkaraju’s last day with the Company is expected to be February 3, 2017. In connection with his resignation, Mr. Lakkaraju did not have any disputes or disagreements with the Company.

“On behalf of the entire company, we thank Roop for his leadership and service, and wish him well in his future endeavors,” said Rick Bloom, Interim President and Chief Executive Officer of the Company. “We are confident in the finance and operations teams’ ability to comprehensively support the organization as we look to capitalize on the short and long term opportunities in front of us.”

“I want to thank the team at Support.com for this opportunity to impact the organization over the past few years,” said Mr. Lakkaraju. “As I move on to a new opportunity, I am confident that Rick and the team will achieve success in the years ahead and I look forward to remaining a supporter and a shareholder of Support.com.”

The Company expects to release final results for the fourth quarter and full year 2016 after market close on February 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2017

SUPPORT.COM, INC.

By:	/s/ Michelle Johnson
Name:	Michelle Johnson
Title:	VP, General Counsel & Secretary